Exhibit 99.1

DPAC Technologies Continues Investment in the Wireless Market as It Reports Results for the Second Fiscal Quarter

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Sept. 30, 2003--DPAC
Technologies Corp. (Nasdaq:DPAC):

    -- During the quarter, the Company completes new wireless product introduction.

    -- New innovative stacking technology, the DuraStack(TM), still on schedule for volume production this fiscal year.

    DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides a diverse portfolio of patented electronic component-based products, including component packaging technology for high-density, space-saving memory and wireless applications, today reported results for its second fiscal quarter of fiscal year 2004, ended August 31, 2003.

    Second Quarter Operating Results

    Second quarter revenue was $4.4 million as compared to $5.2 million for the first quarter of the current fiscal year. The decrease in revenue for the quarter is primarily due to a reduction in the LP-Stack business as the industry shifts from single data rate to double data rate memory and the stacking market became more competitive. The development of the new DuraStack(TM) process will address both the industry shift to double data rate memory and the increasing competition in the stacking market with an advanced stacking technology. For the second fiscal quarter, the Company recorded a net loss of $1.1 million, or $(0.05) per share, as compared to a net loss of $.9 million or $(0.04) per share for the first fiscal quarter.
    Second quarter sales, general and administrative, (SG&A) expenses were $1.4 million as compared with $1.2 million in the first quarter of fiscal 2004. The increase in SG&A was primarily related to an increase in legal fees, costs to redesign the Company's web page, as well as an increase in sales and marketing as DPAC began to prepare for the launch of its new wireless product.
    Second quarter research and development expenses were $749,000 or 17 percent of revenue, compared to $776,000 or 15 percent of revenue for the first quarter of fiscal 2004, due to the Company's continued allocation of resources towards the new wireless products and the DuraStack technology development.

    Year-to-date Results

    For the six-months ended August 31, 2003, revenue was $9.6 million, a 58 percent decrease from revenue of $22.8 million for the same period last year. The decrease in revenue for the quarter is due to a reduction in the LP-Stack business as the industry shifts from single data rate to double data rate memory and the stacking market becomes more competitive. The development of the new DuraStack(TM) process will address both the industry shift to double data rate memory and the increasing competition in the stacking market with an advanced stacking technology. The loss for the six months was $2.0 million or $(.10) per share, as compared with income of $3.1 million, or $.14 per diluted share, for the same period in fiscal 2003. During the second quarter of fiscal year 2003, the Company recorded an income tax benefit of $1.4 million associated with the reversal of a valuation allowance against its net deferred tax asset.

    Balance Sheet Summary

    At August 31, 2003, DPAC had total assets of $24.9 million, including cash and cash equivalents of $7.2 million. The Company's current ratio was approximately 3.1.

    Comment and Outlook

    Ted Bruce, DPAC's CEO and president commented, "The forethought to diversify into the wireless market continues to show itself as the right strategy for DPAC. While short-term revenue performance continues to be disappointing at this time, I can assure our shareholders we are on a much better path that promises to build shareholder value. This key strategic decision will expand our customer base and strengthen our business performance for the future."
    Mr. Bruce continued, "Our plan today is for DuraStack to start limited production this quarter. Then in fourth fiscal quarter, we would start broader customer support with an aggressive ramp of the technology in the first and second quarters of next year. We continue to evaluate potential acceleration of this schedule which is a key factor, along with our new wireless product, to reversing our revenue and profitability performance."
    "The introduction of our first Airborne product has been received very positively and is driving our employees even harder. I have seen a distinct change in the momentum of DPAC, which is for the positive. We remain confident that this new market offers the opportunity for growth and increasing shareholder value," Bruce said.

    Conference Call

    Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss the second quarter operating performance. The conference call will feature Chief Executive Officer and President Ted Bruce and Chief Financial Officer William Stowell. To participate on the live call, please dial 888-243-0811. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing 888-266-2081 and entering the pass code 269956.

    About DPAC Technologies

    Based in Garden Grove, California, DPAC Technologies(TM) provides patented component packaging technology to create high-density, space-saving memory and wireless products. DPAC's products are used in electronic circuits found in network servers, computer storage devices, guidance systems, medical instrumentation, and communication devices. The Company provides outsourced engineering design services to aid customers in creating cost-saving circuit designs as well as contract manufacturing of prototype designs and medium volume production runs of assembled circuit boards. The Company's web site address is www.DPACTech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company's market, technology development, expansion and business plans, the use of its technology in industrial and military programs, relationships in price parity of existing technology with future technology, and the need for various present and future products, which are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include; but are not limited to, the success of patented products, future business opportunities with products, the semiconductor market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.



                        DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                              (Unaudited)

               (In 000's)                  August 31,    February 28,
                                             2003           2003
                                           --------       --------
Cash                                         $7,152         $8,197
                                           --------       --------
Current assets                                9,854         12,557
Fixed assets, net                             4,167          3,863
Goodwill                                      4,529          4,529
Deferred income taxes-LT                      5,794          4,554
Other assets                                    576            250
                                           --------       --------
Total assets                                $24,920        $25,753
                                           --------       --------

Current liabilities                          $3,170         $2,257
Long-term debt                                  337             99
Shareholders' equity                         21,413         23,397
Total liabilities and shareholders'
 equity                                    $ 24,920       $ 25,753
                                           --------       --------



                        DPAC TECHNOLOGIES CORP.
                  Condensed Statements of Operations
                              (Unaudited)

  For Periods Ended August 31
 (in 000's, except per share data)     Second Quarter    Six Months
                                      --------------- ---------------
                                        2003    2002    2003    2002
                                      ------- ------- ------- -------
Sales                                  $4,400 $10,883  $9,563 $22,819
Cost of sales                           4,028   7,965   8,001  17,075
                                      ------- ------- ------- -------
Gross profit                              372   2,918   1,562   5,744
                                      ------- ------- ------- -------

Sales, general & administrative         1,388   1,674   2,565   3,253
Research and development                  749     448   1,525     904
Reserve for litigation                      -       -     750       -
                                      ------- ------- ------- -------
Total operating costs                   2,137   2,122   4,840   4,157
                                      ------- ------- ------- -------

Income (loss) from operations          (1,765)    796  (3,278)  1,587

Other income                                5      13      14      25
                                      ------- ------- ------- -------

Income (loss) before income taxes      (1,760)    809  (3,264)  1,612
                                      ------- ------- ------- -------

Income tax benefit                        669   1,445   1,240   1,445
                                      ------- ------- ------- -------

Net income (loss)                     $(1,091) $2,254 $(2,024) $3,057
                                      ======= ======= ======= =======

EPS - Basic                            $(0.05)  $0.11  $(0.10)  $0.15
EPS - Diluted                          $(0.05)  $0.11  $(0.10)  $0.14

Basic Shares                           21,010  21,044  20,999  21,030
Diluted Shares                         21,010  21,305  20,999  21,464

    CONTACT: DPAC Technologies Corp., Garden Grove
             William M. Stowell (Investor Relations), 714-898-0007 William.Stowell@dpactech.com www.dpactech.com